TWILIO INC.
2016 STOCK OPTION AND INCENTIVE PLAN

2019 SUB-PLAN FOR FRANCE

This sub-plan includes additional terms applicable to Grantees providing services to the Company or a Subsidiary in France.

These terms and conditions are in addition to those set forth in the Twilio Inc. 2016 Stock Option and Incentive Plan (the “Plan”) and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Plan or any award agreement, these terms and conditions shall prevail.

Any capitalized term used in this sub-plan without definition shall have the meaning ascribed to such term in the Plan or award agreement, as applicable.

1.	Definitions.
The definition of “Restricted Stock Units” (“RSU”) shall be considered within the meaning of the French Commercial Code (articles L 225-197-1 to L 225-197-5).
“Termination of Employment” shall mean the time when the employee-employer relationship between Grantee and the Company or any Subsidiary is terminated for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where there is a simultaneous reemployment or continuing employment of Grantee by the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.

2.	Notice to Grantees.
This sub-plan for France amends the terms of the Plan and any award agreement for Grantees based in France. Only employees in France of the Company or a Subsidiary are eligible to be granted RSUs or be issued shares of Stock under this sub-plan. Other service providers in France (including Consultants and Non-Employee Directors) who are not employees are not eligible to receive RSUs under this sub-plan. Accordingly, all references in the Plan or any award agreement to the Grantee’s service or termination of service shall be interpreted as references to the Grantee’s employment or Termination of Employment.
The RSUs are intended to qualify for the tax treatment provided for under the French Finance bill for 2018 (article 28 of the French Finance law n° 2017-1837 dated 30 December 2017).
The RSUs shall be granted within the individual and the global limits set by article L.225-197-1 of the French Commercial Code.

3.	Terms and Conditions.

◦	Vesting Restrictions.
Grant Date means the effective date of the RSU Award as approved by the Board, or the duly appointed committee, which has also approved the exact terms and conditions of such Awards.

Vesting Date means the Date when the restrictions lapse and the shares of Stock become issuable as to the Grantee’s Award.

Vesting Period means the period of time from the Grant Date to the Vesting Date. For this sub-plan, no Award may vest earlier than one (1) year after the Grant Date.

As a holder of RSUs Grantees are not, and do not have any of the rights or privileges of, a stockholder of the Company, including, without limitation, any dividend rights or voting rights, in respect of the RSUs and any shares of Stock issuable upon vesting thereof unless and until such shares shall have been actually issued by the Company to the Grantee. No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 3(c) of the Plan.

◦	Sale Restrictions.
Any shares of Stock delivered to a Grantee upon vesting of RSUs before the second anniversary of the Grant Date may not be sold until after the second anniversary of the Grant Date. The Company may enforce this restriction.
Any shares of Stock a Grantee receives upon vesting of RSUs may not be sold during the following “closed periods” under French law and the Company may enforce this restriction:

•	During the 10 trading days before and 2 trading days following the publication of the Company’s annual financial statements, and

•
During the period beginning when the Company’s board of directors become aware of any information, which, were it to be public knowledge, could have a significant impact on the market price of Shares, and ending 2 full trading days after the information becomes public knowledge.

◦	Treatment upon Death or Disability.
Notwithstanding anything to the contrary in the Plan or any award agreement, if a Grantee’s Termination of Employment occurs as a result of the Grantee’s death, any outstanding RSUs shall vest immediately. The shares of Stock issued upon such vesting shall not be subject to the restrictions on sale described under “Sale Restrictions” above.
If a Grantee’s Termination of Employment occurs as a result of the Grantee’s disability as per the definition given by second (2nd) or third (3rd) category of article L. 341-4 of the French Social Security Code, then any shares of Stock issued upon vesting of the RSUs shall not be subject to the restrictions on sale described under “Sale Restrictions” above.

4.	Special Tax Consequences.
The Grantees agree to indemnify the Company, any Subsidiary and the employing Company, if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes or social insurance or social security contributions in any jurisdiction) that is attributable to the loss of the tax qualification described above that occurs as a result of the Grantee’s action.